Exhibit 10.6

SURETY BOND INDEMNITY AGREEMENT

dated as of November 9, 2010

between

GENERAL GROWTH PROPERTIES, INC.

and

THE HOWARD HUGHES CORPORATION

EXHIBIT A	Spinco Bonds
EXHIBIT B	Indemnity Agreements

i

SURETY BOND INDEMNITY AGREEMENT

This Surety Bond Indemnity Agreement (this “Agreement”), dated as of November 9, 2010, is by and between General Growth Properties, Inc., a Delaware corporation (“GGP”), and The Howard Hughes Corporation, a Delaware corporation (for itself, and on behalf of each of its subsidiaries, “Spinco”).

RECITALS

WHEREAS, GGP and Spinco entered into the Separation Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”);

WHEREAS, certain members of the Spinco Group, as principal obligors, and the surety or bonding companies party thereto (the “Sureties”) have issued those certain surety bonds set forth on Exhibit A hereto (the “Spinco Bonds”), which are outstanding on the date hereof;

WHEREAS, GGP and certain of its Subsidiaries are parties to those certain indemnity agreements set forth on Exhibit B hereto (the “Indemnity Agreements”), pursuant to which GGP and its Subsidiaries party thereto are obligated to make premium payments in respect of the Spinco Bonds and indemnify the Sureties from and against all losses and liabilities they may incur or suffer in respect of the Spinco Bonds; and

WHEREAS, the Separation Agreement requires execution and delivery of this Agreement by GGP and Spinco on or prior to the Plan Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Certain Defined Terms.  (a) Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meaning as in the Separation Agreement.

(b)           The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Agreement” shall have the meaning set forth in the Preamble.

“GGP” shall have the meaning set forth in the Preamble.

“Indemnity Agreements” shall have the meaning set forth in the Recitals.

“Losses” means all claims, liabilities, damages, awards, assessments, settlements, penalties, fines, judgments, losses, costs (including reasonable legal fees and reasonable consultants’ and experts’ fees and respective expenses), charges and expenses.

“Party” means GGP and Spinco individually, and “Parties” means GGP and Spinco collectively, and, in each case, their respective successors and permitted assigns.

“Reduced Availability” means an amount equal to the reduction in borrowing availability under GGP’s then current senior credit facility to the extent such reduction in availability relates to any or all of the Spinco Bonds.

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Spinco” shall have the meaning set forth in the Preamble.

“Spinco Bond Financing Fee” means, as of the applicable date, the sum of (A) (i) the average daily balance of the Reduced Availability during the preceding calendar month with respect to each Spinco Bond that resulted in Reduced Availability during such time, in the aggregate, multiplied by (ii) an annual percentage rate of 2.0% plus (B) (i) the average daily balance of the Spinco Bond Exposure during the preceding calendar month with respect to each Spinco Bond that did not result in Reduced Availability during such time, in the aggregate, multiplied by (ii) an annual percentage rate of 1.0%.

“Spinco Bonds” shall have the meaning set forth in the Recitals.

“Spinco Bond Exposure” means an amount equal to the exposure of the GGP Group related to a particular Spinco Bond, which amount is initially set forth in the column titled “Bond Remaining Exposure” in the spreadsheet attached hereto as Exhibit A, and which amount Spinco may, in good faith consultation with GGP, update from time to time to reflect reductions in such exposure; provided, however, that Spinco shall provide GGP with evidence supporting the amount of any such reduction that is reasonably acceptable, in form and substance, to GGP; provided, further, that the amount of any Spinco Bond Exposure shall be reduced by the amount of any collateral posted hereafter by Spinco or any other member of the Spinco Group pursuant to Section 2.08 or otherwise.

“Sureties” shall have the meaning set forth in the Recitals.

ARTICLE II

OBLIGATIONS WITH RESPECT TO SPINCO BONDS

Section 2.01.  Bond Payments; Indemnification.  Spinco shall, and shall cause its applicable Subsidiaries that are the principal obligors under the Spinco Bonds to:

(a)           pay directly (if requested by GGP), or promptly reimburse GGP for the payment hereafter of, all premiums, including any renewal premiums, with respect to the Spinco Bonds as they become due; provided, that, with respect to any Spinco Bond that is terminated, the premium payable by Spinco shall be pro rated for the month of termination, and no premium payments shall thereafter be due in respect of such Spinco Bond;

(b)           indemnify GGP and each other member of the GGP Group from and against, and pay to GGP or the applicable member of the GGP Group the amount of, any and all Losses arising out of or related to the Spinco Bonds, whether pursuant to the Indemnity Agreements or otherwise (except to the extent attributable to the GGP Group’s gross negligence or willful misconduct with respect to administering the applicable Surety relationship); and

(c)           pay to GGP or its designee the Spinco Bond Financing Fee, monthly in arrears on or before the tenth day of each month.

Section 2.02.  Taxes.  Without limiting any provisions of this Agreement, Spinco shall pay any sales, use and other similar taxes imposed on, or payable with respect to, any amounts, including the Spinco Bond Financing Fee, payable by it pursuant to this Agreement; provided, however, that Spinco shall not pay, or be responsible for, any applicable income, franchise or gross receipts taxes imposed on, or payable with respect to, any amounts, including the Spinco Bond Financing Fee, payable by it pursuant to this Agreement.

Section 2.03.  Spinco Covenants.  Spinco shall, and shall cause its Subsidiaries that are the principal obligors under the Spinco Bonds to:

(a)           use commercially reasonable efforts to replace, as promptly as practicable following the date of this Agreement, each of the Spinco Bonds with a new surety bond, letter of credit or similar instrument (or otherwise discharge or terminate such Spinco Bond in a manner) that does not involve any recourse to any member of the GGP Group; provided, however, that, no later than twenty-four (24) months following the Plan Effective Date, Spinco shall replace, or cause the replacement of, each of the Spinco Bonds with a new surety bond, letter of credit or similar instrument (or otherwise discharge or terminate such Spinco Bond in a manner) that does not involve any recourse to any member of the GGP Group;

(b)           use commercially reasonable efforts to cause the face amount of each outstanding Spinco Bond to be reduced from time to time during the term of this Agreement to reflect the then-remaining exposure under such Spinco Bond; and

(c)           perform all work in accordance with the obligations underlying the Spinco Bonds.

Section 2.04.  No Right to Set-Off.  Spinco shall pay in full all amounts required pursuant to Section 2.01 hereof and shall not set off, counterclaim or otherwise withhold any amount owed to any member of the GGP Group under this Agreement on account of any obligation owed by members of the GGP Group to members of the Spinco Group that have not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

Section 2.05.  Notices.  Each party agrees to promptly provide to the other party a copy of all written notices or other written correspondence received by such party or any member of such party’s Group with respect to any Spinco Bond or any Indemnity Agreement related to any Spinco Bond.

Section 2.06.  Indemnification Procedures.  The provisions of Article V of the Separation Agreement shall govern claims for indemnification under this Agreement.

Section 2.07.  Dispute Resolution.  The provisions of Article VIII of the Separation Agreement shall govern resolution of any dispute, controversy or claim arising out of this Agreement.

Section 2.08.  Request for Discharge or Posting of Collateral under Indemnity Agreements.  In the event that a Surety under any Indemnity Agreement shall take any steps to require, in accordance with the terms of such Indemnity Agreement, that GGP (or a GGP affiliate that is bound by such Indemnity Agreement) post any collateral, in whatever form such collateral is required, GGP shall notify Spinco of such requirement, and Spinco shall promptly provide, or cause to be provided, the required collateral to such Surety in accordance with the terms of such Indemnity Agreement, or otherwise make provision acceptable to the Surety in accordance with the terms of such Indemnity Agreement, and Spinco shall promptly reimburse GGP for any amounts incurred or paid by GGP and its affiliates in connection with Spinco’s non-compliance with such requirement to post collateral.  Similarly, if any Surety shall require, in accordance with the terms of the applicable Indemnity Agreement, that GGP (or a GGP affiliate that is bound by such Indemnity Agreement) procure the discharge of the Surety from any Spinco Bond, GGP shall, or shall cause a GGP affiliate to, procure the discharge of such Surety from such Spinco Bond in the manner required by the applicable Indemnity Agreement, and Spinco shall promptly reimburse GGP for any amounts incurred or paid by GGP and its affiliates in connection with the procurement of such discharge.  For the purposes of clarity, this Section 2.08 is not intended to and shall not be construed to expand the express obligations of GGP (or any affiliate thereof) under any Spinco Bond, and in no event shall this Section 2.08 be interpreted to require GGP or an affiliate thereof, or Spinco or an affiliate thereof, to provide any collateral to, or secure any discharge of, a Surety except in accordance with, and pursuant to the terms of, the applicable Spinco Bond, the related Indemnity Agreement or this Agreement, as applicable.

Section 2.09.          Return of Collateral.  Any collateral posted prior to the date hereof by any member of the GGP Group or by any member of the Spinco Group, and any collateral posted on or after the date hereof by any member of the GGP Group, in each case in connection with the Spinco Bonds, shall, upon release, be returned to GGP (or its designees) and shall belong to GGP (or such designee) as its sole and separate property.  Any collateral posted on or after the date hereof by any member of the Spinco Group in connection with the Spinco Bonds shall, upon release, be returned to Spinco (or its designees) and shall belong to Spinco (or such designee) as its sole and separate property.

ARTICLE III

TERM AND TERMINATION

Section 3.01.  Term and Termination.  This Agreement shall commence immediately upon the Plan Effective Date and shall terminate as to each Spinco Bond listed on Exhibit A upon the earlier to occur of: (i) the earliest date on which such Spinco Bond has been discharged, replaced or otherwise terminated, as demonstrated to GGP’s reasonable satisfaction by competent legal evidence; and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

Section 3.02.  Effect of Termination.  Upon termination of this Agreement, Spinco shall have no obligation to pay any fees or charges set forth in Section 2.01; provided, that Spinco shall remain obligated to GGP for the Spinco Bond Financing Fees and any other charges set forth in Section 2.01 owed and payable on or prior to the effective date of termination.  Upon a termination of this Agreement, Section 2.01(b) (including liability in respect of any indemnifiable Losses under this Agreement arising or occurring on or prior to the date of termination), Article IV and liability for all due and unpaid Spinco Bond Financing Fees and any other charges set forth in Section 2.01 shall continue to survive indefinitely.

ARTICLE IV

GENERAL PROVISIONS

Section 4.01.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.01):

(i)            if to GGP:

General Growth Properties, Inc.
110 N. Wacker Drive

Chicago, IL 60606

Attention:        General Counsel

Facsimile:        (312) 960-5485

(ii)           if to Spinco:

The Howard Hughes Corporation
13355 Noel Road
Suite 950

Dallas, TX 75240

Attention:        Grant Herlitz

Facsimile:        (214) 741-3021

(iii)          in each case, with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue

New York, NY 10153
Attention:        Gary Holtzer and Marcia Goldstein

Facsimile:        (212) 310-8007

Section 4.02.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 4.03.  Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement, the Separation Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

Section 4.04.  No Third-Party Beneficiaries.  This Agreement is for the sole benefit of GGP and the members of the GGP Group and Spinco and the members of the Spinco Group and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 4.05.  Governing Law.  This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 4.06.  Amendment.  No provision of this Agreement may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement, signed by all the Parties.

Section 4.07.  Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section and paragraph are references to the Articles, Sections and paragraphs of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) GGP and Spinco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 4.08.  Counterparts.  This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 4.09.  Assignability; Divestitures.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of GGP and Spinco, except that:

(a)           each Party may assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, that no such assignment shall release GGP or Spinco, as the case may be, from any liability or obligation under this Agreement; and

(b)           in connection with the divestiture of any Subsidiary or business of Spinco to an acquiror, Spinco (or its applicable selling Subsidiary) shall, as a condition precedent to closing such transaction, cause such acquiror to replace all Spinco Bonds issued on behalf of such Subsidiary or business with a new surety bond, letter of credit or similar instrument (or otherwise discharge or terminate such Spinco Bond in a manner) that does not involve any recourse to any member of the GGP Group, and Spinco shall provide evidence in form and substance reasonably satisfactory to GGP of such replacement, discharge or termination; provided, that any and all costs and expenses incurred in connection therewith shall be borne solely by Spinco.

Section 4.10.  Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.

Section 4.11.  Non-Recourse.  Other than the GGP Group and the Spinco Group, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either GGP or Spinco or their respective Subsidiaries shall have any liability for any obligations or liabilities of GGP or Spinco, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Thomas H. Nolan, Jr.
	Name:	Thomas H. Nolan, Jr.
	Title:	President

THE HOWARD HUGHES CORPORATION

By:	/s/ David Arthur
	Name:	David Arthur
	Title:	Interim Chief Executive Officer